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                    December 21, 2020

       Timothy C. Oliver
       Chief Financial Officer
       NCR Corporation
       864 Spring Street NW
       Atlanta, GA 30308

                                                        Re: NCR Corporation
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-00395

       Dear Mr. Oliver:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology